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
Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation Subject to Rule 10f-3 Under the Investment Company Act of 1940
10f-3 TRANSACTIONS FOR THE PERIOD JULY 1, 1999 THROUGH AUGUST 31, 1999

ALLIANCE SPAIN FUND


									                                                         % of
						                                      Shares    	Total	   Offering
			     	         	                        Purchased   Shares   Purchased             Shares
          		Date	     Shares   	Price per   by Fund   	Offered	   by       Purchased  Held
Security*	Purchased   Purchased 	Share	     Group     	(000)	   Group(1)     From	    08/31/99

REPSOL	   	07/07/99   100,000    $19.95 	  2,577,800  	57,000	   4.52%     Goldman     527,119
		                           			(EUR)                                       Sachs




* Unless otherwise indicated, the securities were part of an issue registered under the
Securities Act of 1933 and offered to the public.

** Indicates the purchase of an Eligible Rule 144A Security.

1) Purchase by all Alliance Funds, including the Fund, may not exceed:

a) if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount
of the offering of such class; or

b) if purchased in an Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.
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